Stellar Biotechnologies and Araclon Biotech Sign Exclusive KLH Supply Agreement for Clinical Trials in Alzheimer’s Active Immunotherapies

PORT HUENEME, CA, (November 11, 2014) -- Stellar Biotechnologies, Inc. ("Stellar" or “the Company”) (OTCQB: SBOTF) (TSX-V: KLH) and Araclon Biotech SL (“Araclon”) today announced that the companies have executed a definitive exclusive supply agreement to meet Araclon’s Phase (II and III) clinical trial requirements for Keyhole Limpet Hemocyanin (KLH) used in Araclon’s active immunotherapies against Alzheimer’s disease.

Stellar is a leader in sustainable manufacture of KLH, an immune-stimulating protein widely used as a carrier molecule in immunotherapy development.  KLH manufacturing is limited by the fact that this important molecule can only be produced from a scarce marine source and Stellar believes it is the only company that has the technology to manage the controlled production of this resource.

Araclon, headquartered in Spain and majority-owned by global healthcare company Grifols, is developing beta amyloid-targeting active immunotherapies for neurodegenerative diseases with a primary focus on Alzheimer’s disease.   Araclon’s patented, innovative technology against Alzheimer’s involves immunization against amyloid-beta (Aβ) together with KLH as a carrier protein.

The purpose of the agreement is to ensure a stable supply to Araclon of Stellar KLH™ for the ongoing clinical development of Araclon’s Alzheimer’s drugs, including the development of manufacturing processes, production capacity and regulatory support.  Under the agreement, Araclon will manage and fund all product development and regulatory submissions for its products.  Stellar will supply GMP-grade Stellar KLH™ protein and will provide technical and regulatory support to Araclon.

The agreement requires Stellar to deliver the first batch of Stellar KLH™ to Araclon by December 31, 2014.  Araclon and Stellar have entered into a mutually exclusive contract for the supply of KLH for Araclon’s beta amyloid peptide in the Alzheimer’s space throughout the term of the agreement for use in Araclon’s upcoming clinical trials with an active immunotherapy against Alzheimer’s disease at agreed prices.  Stellar and Araclon have agreed upon first negotiation rights for the exclusive supply of Stellar KLH™ in connection with the potential future commercialization by Araclon of its beta amyloid-targeting immunotherapy products.  The agreement has an initial five-year term, which may be renewed by Araclon, if necessary, for additional one-year periods.

“This new collaboration with Araclon Biotech is an excellent demonstration of Stellar’s core business model which is to partner with the companies and organizations developing the many KLH-based immunotherapies now in clinical development,” said Frank Oakes, President and CEO of Stellar Biotechnologies, Inc.  “Stellar has the technology to deliver a reliable source of KLH today that can also be scaled up sustainably to address the industry’s future KLH demand as promising immunotherapy products reach commercial markets.”

“An agreement with Stellar Biotechnologies is very important to Araclon. A stable supply of GMP grade KLH is needed to advance in our Alzheimer’s immunotherapy program through Phase II and III clinical trials,” commented a source at Araclon.

About Stellar Biotechnologies, Inc.

Stellar Biotechnologies, Inc. (OTCQB: SBOTF) (TSX-V: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer’s, and infectious diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology.  We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com  and the Stellar KLH knowledge base www.klhsite.org.

Stellar Biotechnologies Company Contact:

Mark A. McPartland

Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com

About Araclon Biotech, S.L.

Araclon Biotech is a privately-held biotechnology company, in which the majority shareholder is Grifols, a global healthcare company with world-leading position in plasma-derived technologies and medicines. Araclon is dedicated to the research and development of immunotherapies and diagnostic methods used in the treatment of degenerative diseases, and is currently focused on Alzheimer’s disease.

At present, Araclon is working on various projects:  The first of these focuses on the diagnosis of Alzheimer’s disease with detection kits, ABtest, for beta-amyloid 40, 42 and 17 proteins in blood, with a new laboratory service opened recently in Boston, an integrated ABtesting service for the quantification of Aβ in plasma. The second project is centered on development of an effective immunotherapy against Alzheimer’s.  The third is a project related to the development of a therapy for Parkinson’s disease.

Visit www.araclon.com

Araclon Biotech Company Contact:

Ian Sherriff

International Affairs
Phone: +34 976 796562
isherriff@araclon.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of anticipated results; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the TSX Venture Exchange and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the information contained in this press release.